Medifast, Inc. Announces Second Quarter 2017 Financial Results

Second Quarter 2017 Revenue of $75.7 Million and EPS of $0.63 Exceed Company Guidance

OWINGS MILLS, Md., Aug. 8, 2017 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading provider of clinically studied healthy living products and programs, today reported financial results for the second quarter ended June 30, 2017.

"Our second quarter financial results reflect the successful execution of our strategic growth initiatives as our efforts have continued to position our business for an accelerated rate of growth. We are very pleased to generate revenues and profitability above our expectations for the quarter," said Daniel R. Chard, Medifast's Chief Executive Officer. "We have positive business momentum with our recently rebranded OPTAVIA coach community, and when combined with our scalable infrastructure and strong balance sheet, we believe we are well positioned for future growth and to create value for our shareholders."

Second Quarter 2017 Results

Net income in the second quarter of 2017 was $7.6 million, or $0.63 per diluted share, based on approximately 12.1 million shares outstanding. Second quarter 2016 net income was $3.4 million, or $0.29 per diluted share based on approximately 11.9 million shares outstanding. Adjusted net income in the second quarter of 2016 was $7.5 million, or $0.63 per diluted share, excluding impairment costs.

For the second quarter of 2017, Medifast revenue increased 6.4% to $75.7 million from revenue of $71.1 million in the second quarter of 2016.

Revenue in OPTAVIA™, formerly known as Take Shape For Life®, was up 10.6% to $63.5 million in the second quarter of 2017, compared to $57.4 million in the second quarter of the prior year. This is the seventh consecutive quarter of growth. The total number of active earning OPTAVIA™ Coaches in the second quarter of 2017 increased to 13,500, compared to 12,800 in the second quarter of 2016. The average revenue per active earning OPTAVIA™ Coach for the second quarter of 2017 was $4,713 as compared to $4,479 in second quarter of 2016.

Medifast Direct revenue decreased to $8.6 million in the second quarter of 2017, compared to $9.3 million in the second quarter of 2016. Second quarter advertising spend increased to $1.9 million from $1.6 million in the second quarter of 2016.

Revenue in the Franchise Medifast Weight Control Centers decreased to $3.4 million from $4.1 million in the second quarter of last year. The decrease in revenue was primarily driven by fewer franchise centers in operation during the period combined with a decline in activity within the centers and a decrease in resellers. The Company ended the quarter with 36 franchise centers and 2 reseller locations in operation compared to 57 franchise centers at the end of the same period last year.

Second quarter 2017 Wholesale revenue decreased to $0.2 million compared to the prior year period at $0.3 million.

Gross profit for the second quarter of 2017 increased to $57.6 million compared $53.2 million in the second quarter of 2016. The Company's gross profit as a percentage of revenue increased 130 basis points to 76.1% from 74.8% in the second quarter of 2016. The increase as a percentage of revenue was primarily driven by a change in product mix with higher prices and efficiencies realized within the Company's supply chain.

Selling, general and administrative expenses ("SG&A") decreased $1.9 million to $46.3 million compared to $48.2 million in the second quarter of 2016. SG&A as a percentage of revenue decreased to 61.1% compared to 67.8% in the second quarter of 2016. The decrease in SG&A was primarily a result of the $6.1 million asset impairment costs incurred during the second quarter of 2016, partially offset by increased commission expenses and increased personnel costs. Excluding the impairment costs, SG&A increased $4.2 million to $46.3 million in the second quarter of 2017 compared to $42.1 million in the second quarter of 2016. Adjusted SG&A as a percentage of revenue were 61.1% and 59.2% for the second quarter of 2017 and 2016, respectively.

Sales and marketing expense increased $0.4 million in the second quarter of 2017 compared to the second quarter of 2016.

The second quarter 2017 effective tax rate was 33.8%, compared to 33.3% in the second quarter of 2016.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $104.2 million and working capital of approximately $85.6 million as of June 30, 2017. Cash, cash equivalents, and investment securities increased $11.8 million to $88.6 million as of June 30, 2017 compared to $76.8 million at December 31, 2016. The Company remains free of interest bearing debt.

The Company declared a quarterly cash dividend of $4.1 million, or $0.32 per share, during the second quarter of 2017. The Company did not repurchase any shares during the first quarter of 2017, and has approximately 850,000 shares remaining on its repurchase authorization as of June 30, 2017.

Outlook

The Company expects third quarter revenue from continuing operations to be in the range of $72.0 million to $75.0 million and earnings per diluted share from continuing operations to be in the range of $0.48 to $0.51 per diluted share. The Company reiterated its guidance for full year 2017 revenue of $290.0 million to $300.0 million and raised its full year 2017 earnings per diluted share of $2.05 to $2.15. The fiscal year 2017 guidance assumes a 33% to 34% effective tax rate.

Non-GAAP Financial Measures

Our Non-GAAP financial measures include adjusted selling, general and administrative expenses, adjusted net income, and adjusted earnings per diluted share. The Company believes these non-GAAP financial measures are useful to investors because it provides for a more direct comparison of the results for these periods. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company's reported results prepared in accordance with GAAP. Please refer to the tables in today's press release for a reconciliation of all non-GAAP financial measures.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on August 8, 2017. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastNow.com, and will be archived online through August 22, 2017. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, August 8, 2017, through August 15, 2017. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10110807.

About Medifast®:

Medifast (NYSE: MED) is a leading provider of clinically studied healthy living products and programs. It partners with OPTAVIA™ Coaches to help its clients achieve Optimal Health™ and Wellbeing through a comprehensive approach to Lifelong Transformation, One Healthy Habit at a Time™, with personal support and scientifically proven plans and Fuelings. Medifast was founded in 1980 in Owings Mills, Maryland and is the brand recommended by more than 20,000 Doctors since 1980. The company was named to Forbes' 100 Most Trustworthy Companies in America List in 2017 and 2016. For more information, visit www.MedifastNow.com.

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Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA™ Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except par value)

	June 30,	December 31,
	2017	2016

ASSETS
Current Assets
Cash and cash equivalents	$63,532	$52,436
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $456 and $449 at June 30, 2017 and December 31, 2016, respectively	914	1,387
Inventory	18,048	18,311
Investment securities	25,020	24,412
Income taxes, prepaid	-	1,249
Prepaid expenses and other current assets	3,210	3,502
Total current assets	110,724	101,297

Property, plant and equipment - net	18,505	19,753
Other assets	286	162
Long-term assets of discontinued operations	-	4

TOTAL ASSETS	$129,515	$121,216

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$25,144	$24,300
Current liabilities of discontinued operations	-	121
Total current liabilities	25,144	24,421

Deferred tax liabilities	196	779
Total liabilities	25,340	25,200

Stockholders' Equity
Common stock; par value $.001 per share; 20,000 shares authorized;
12,124 and 12,027 issued and 11,930 and 11,871 outstanding
at June 30, 2017 and December 31, 2016, respectively	12	12
Additional paid-in capital	4,630	2,672
Accumulated other comprehensive income (loss)	14	(165)
Retained earnings	99,519	93,497
Total stockholders' equity	104,175	96,016

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$129,515	$121,216

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts & dividend data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Revenue	$75,729	$71,144	$146,351	$143,489
Cost of sales	18,118	17,919	35,848	37,070
Gross profit	57,611	53,225	110,503	106,419

Selling, general, and administrative	46,301	48,201	90,584	95,127

Income from operations	11,310	5,024	19,919	11,292

Other income (expense)
Interest and dividend income, net	141	65	204	180
Other income (expense)	(3)	3	36	(21)
	138	68	240	159

Income from operations before income taxes	11,448	5,092	20,159	11,451

Provision for income taxes	3,864	1,695	6,430	3,794

Net income	$7,584	$3,397	$13,729	$7,657

Earnings per share - basic	$0.64	$0.29	$1.15	$0.65

Earnings per share - diluted	$0.63	$0.29	$1.14	$0.64

Weighted average shares outstanding -
Basic	11,929	11,811	11,915	11,817
Diluted	12,056	11,884	12,044	11,891

Cash dividends declared per share	$0.32	$0.25	$0.64	$0.50

MEDIFAST, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Selling, general, and administrative	$46,301	$48,201	$90,584	$95,127
Adjustments
Impairment of assets	-	6,083	-	6,083
Restructuring charges	-	-	-	1,166
Adjusted selling, general, and administrative	$46,301	$42,118	$90,584	$87,878

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2016	2015

Net income	$7,584	$3,397	$13,729	$7,657
Adjustments
Impairment of assets	-	4,058	-	4,067
Restructuring charges	-	-	-	780
Adjusted net income	$7,584	$7,455	$13,729	$12,504

Diluted earnings per share (1)	$0.63	$0.29	$1.14	$0.64
Impact for adjustments (1)	-	0.34	-	0.41
Adjusted diluted earnings per share (1)	$0.63	$0.63	$1.14	$1.05

(1) The weighted-average diluted shares outstanding used in the calculation of these non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.

CONTACT: Investor Contact: ICR, Inc., Katie Turner, (646) 277-1228